Exhibit 99.1

Summit Financial Services Announces First Quarter Results

May 15, 2006 - Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) today reported its revenues and net income for the first quarter of 2006. For the quarter ended March 31, 2006, the Company reported revenues of $6,618,380, an increase of approximately 42% from the $4,663,752 in revenues reported for the quarter ended March 31, 2005. For the 2006 quarter, the Company reported net income of $60,967, a decrease of 34% from the $91,861 in net income reported for the quarter ended March 31, 2005.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “Our growth in revenues reflects our continued focus on the expansion of Summit’s network of financial advisors, while our overall results reflect the incurrence of infrastructure costs that will allow the firm to add significant revenues in the future without significant incremental cost.”

The Company is a Florida-based financial services firm that provides a broad range of securities brokerage and investment services, primarily to individual investors. The Company currently offers its services through a network of approximately 180 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives by acquisitions, as well as by recruitment.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934 (as amended), and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida – Steven C. Jacobs, CFO, 561-338-2600.